UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 3, 2010

SCM Microsystems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1900 Carnegie Avenue, Bldg B, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-250-8888

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

Explanatory Note

This Amendment No. 1 to Form 8-K is an amendment to the Current Report on Form 8-K filed by SCM Microsystems, Inc. d.b.a. Identive Group (the "Company") on February 3, 2010 (the "Original 8-K"), which Original 8-K provided that the Company plans to close its facility in Mainz, Germany by the end of March 2010 and to merge its two engineering facilities in Chennai, India into one operation. At the time of the filing of the Original 8-K, the Company was not able in good faith to make a determination of the estimated amount or range of amounts to be incurred for these restructuring actions. As the Company has now determined the estimated range of costs it expects to incur for these actions, the Company is filing this Amendment No. 1 to Form 8-K to supplement the Original 8-K with additional information required to be disclosed on Form 8-K in respect of such estimates.

As announced on February 3, 2010, under its previously announced cost reduction program, the Company plans to close its facility in Mainz, Germany by the end of March 2010 and to merge its two engineering facilities in Chennai, India into one operation. One of the facilities in Chennai, India is expected to be closed by the end of May 2010. Associated with these consolidation actions, the Company has eliminated 43 positions, or 13% of its global workforce. The affected employees were notified in February 2010 and their termination is expected to be effective on or before March 31, 2010.

The Company expects to incur a total pre-tax restructuring charge in the range of $350,000 to $450,000 in 2010 in connection with the restructuring actions described above. This charge will include expenses related to the severance for terminated employees and other exit-related costs arising from contractual and other obligations, including leased facilities and impairment of assets. Of the total restructuring charge, the Company estimates that approximately $300,000 to $400,000 will involve future cash expenditures.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

March 4, 2010	By:	/s/ Melvin Denton-Thompson

Name: Melvin Denton-Thompson
Title: Chief Financial Officer and Secretary